October 8, 2007

Re: Consulting Agreement

Dear Mr. Ouelette

This agreement ("Agreement") sets forth the terms and conditions under which C&H Capital, Inc. ("Consultant") agrees to provide certain consulting services, as more specifically set forth hereinafter, to Energy Quest ("Client").

1. Services. Consultant will provide Client, upon request by client, with the following services:

(a) Public relations and investor relations, including without limitation, drafting of press releases (subject to approval by Client), maintaining relations with Client's shareholder base, conducting conference calls with the investment community, setting up interviews and facilitating investor introductions.("Investor Relations Services").

(b) Sourcing, negotiating and closing financings for Client, including, without limitation, equity placements, mezzanine or convertible debt and asset based lines of credit and/or term loans ("Financing Transactions").

2. Right of Refusal. Client shall have the sole and absolute right to accept, reject or modify any financing proposal received from a prospective lender or investor introduced to Client by Consultant.

3. Term. This Agreement shall be in effect for 12 months from the date of execution of this letter. This Agreement may be terminated by either party with 30 days prior written notice. All compensation is considered earned at time of signing and is not subject to any pro-rated return of compensation regardless of early termination.

4. Services. Consultant shall use its commercially reasonable best efforts to identify and/or locate prospective leaders or investors for Client, to furnish materials describing Client's business to such parties based upon information supplied by Client (subject to satisfactory confidentiality arrangements), to introduce such parties to Client and, if requested, to assist Client in the negotiations and closing of a financing transaction. Consultant may engage other entities or individuals to assist in providing services to Client whose fees, unless otherwise agreed by Client, shall be borne by Consultant. Client agrees that all legal, accounting, credit, investigation, valuation, and any other fees associated with Financing Transactions shall be borne by Client.

5. Fees. (a) Consultant shall be compensated for the various services to be rendered under this Agreement as follows:

(i) Consulting Services. Consultant shall be paid 150,000 "restricted" shares of Client's common stock at the time of signing. Should the agreement be terminated by either party, no future payment of stock shall be due and no previous payment shall be forfeited.

(ii) Financing Transactions. (A) Consultant shall be compensated in accordance with the following schedule upon consummation of any Financing Transaction:

Equity – TBD if applicable.

Debt (including mezzanine, subordinated debt, convertible debt with equity kickers) – TBD if applicable.

(B) Compensation in connection with Financing Transactions shall, at the election of Consultant, be paid in cash, Client common stock or warrants for common stock.

(b) All shares of Client common stock to be issued under this Agreement shall be restricted shares, transferable by Consultant under Rule 144. Consultant shall make such representations and warranties to Client with regard to such shares as may be necessary to secure exemption from registration requirements for the issuance of such shares.

6. Expenses. Client shall reimburse Consultant for all reasonable, pre-approved expenses incurred by it in connection with this Agreement. Reimbursement shall be on a bi-weekly basis.

7. Carryover Period. Consultant shall be entitled to fees for Financing Transactions hereunder for six (6) months following termination of this Agreement arising out of Financing Transactions with qualified investors or lenders which Consultant introduces to Client at any time prior to the effective date of such termination as prospective lenders or investors.

8. Non Competition. In consideration of the payments made and to be made under this Agreement, Consultant agrees that it will not provide consulting services of the same or similar nature as contemplated in this Agreement to any person or entity engaged in the same or similar business as Client during the term of this Agreement and for a period of two (2) years following its termination.

8. Compliance with Law. Consultant agrees to provide the services contemplated under this Agreement in strict accordance with applicable laws and agrees to indemnify Client for specific damages only incurred by it as a result of Consultant's negligent acts or blatant omissions in violation of such laws.

9. Governing Law. This Agreement shall be interpreted under and governed by the laws of the State of Georgia, without regard to conflict of laws.

10. Credit. If a Financing Transaction is consummated, Consultant may, at its option and expense, claim appropriate credit for its services, including placing a "tombstone" announcement in such newspapers and periodicals as it may select. The content of such announcement shall be subject to Client's approval.

11. Arbitration. Any controversy, dispute, or claim between the parties relating to this Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association in the State of Georgia. As to any and all disputes, the prevailing party shall be entitled to recovery of all costs including but not limited to attorney's fees, court costs, costs on appeal, interest from day of breach, cost of preparation and all other costs allowed by the court.

12. Authority. By signing this Agreement the signing party represents that he has unconditional authority to enter into this Agreement on behalf of Client.

13. Confidentiality. Consultant agrees that it will not disclose any information, financial or otherwise, concerning Client to any financing source unless and until Client and such party have entered into a Confidentiality Agreement in form satisfactory to Client.

14. Entire Agreement. This is the entire agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed in writing by the parties. If any term, condition or provision of this Agreement shall be declared invalid or unenforceable the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

ACCEPTED AND AGREED TO THIS 8th DAY OF OCTOBER 2007.

C&H CAPITAL, INC.

By: ____________________
Jason Assad, President

ENERGY QUEST

By: ____________________
Will Ouellette, CEO